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EX. 99.1

(AMEX:GTA)

AT THE COMPANY
W. Bradley Blair, II
President and Chief Executive Officer
Scott D. Peters
Chief Financial Officer
(843)723-4653

FOR IMMEDIATE RELEASE
August 19, 2002

GOLF TRUST OF AMERICA ANNOUNCES 2002 ANNUAL MEETING

CHARLESTON, SC, August 19, 2002—Golf Trust of America, Inc. (AMEX:GTA) today announced that the Company has scheduled its 2002 Annual Shareholders Meeting for November 18, 2002 at 9:30 a.m. to be held at Charleston Place Hotel, 205 Meeting Street, Charleston, South Carolina.

Prior to the annual meeting, GTA will mail a copy of the proxy statement to its shareholders, together with instructions on voting procedures. Shareholders should read the proxy statement carefully when it is available because it will contain important information. Shareholders are entitled to submit a proposal for consideration for inclusion in the proxy statement, subject to meeting the requirements of applicable Securities and Exchange Commission (SEC) rules. Any such proposal must be submitted no later than September 9, 2002.

Shareholders wishing to present a proposal at the 2002 Annual Shareholders Meeting but not wishing to submit such proposal for inclusion in the proxy statement must provide the Company written notice no later than September 9, 2002. Proposals received after such date shall be considered untimely. Such written notice must be delivered or mailed by first-class United States mail to the Secretary of the Company, Golf Trust of America, Inc., 14 North Adgers Wharf, Charleston, South Carolina, 29401. The proposal must set forth the name and address of the shareholder, the text to be introduced, the number of shares held and the date of their acquisition by the shareholder, and representation that the shareholder intends to appear in person at or send a qualified representative to the meeting to introduce the proposal specified in the notice. The chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures and applicable SEC rules.

Golf Trust of America, Inc. is a real estate investment trust involved in the ownership of high-quality golf courses in the United States. The Company currently owns an interest in 16 (eighteen-hole equivalent) courses but is in the process of liquidating its assets and winding up its operations pursuant to a plan of liquidation approved by its stockholders.

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(AMEX:GTA)
GOLF TRUST OF AMERICA ANNOUNCES 2002 ANNUAL MEETING